Exhibit 10.1

HANSEN MEDICAL, INC.

April 24, 2014

Mr. Cary Vance

Dear Cary:

Hansen Medical, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be President and Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”). This is a full-time position. In addition, the Board will appoint you as a member of the Board on or promptly following your first day of employment with the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $450,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be reviewed annually and will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible for an incentive bonus of up to 60% of your base salary for the Company’s 2014 fiscal year, which bonus opportunity will not be prorated for partial year service during 2014 (the “2014 Bonus”). You will be eligible to earn the 2014 Bonus based on the Board’s assessment of the Company’s achievement of its 2014 corporate goals; provided, however, the amount of the 2014 Bonus will be at least $190,000. The Board will determine whether and to what extent the bonus criteria have been achieved and its determinations with respect to your bonus will be final and binding. Any bonus will be paid within 2 1⁄2 months after the close of the fiscal year, but only if you are still employed by the Company at the time of payment.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly-situated employees of the Company, including, without limitation, the Company’s life, health and disability insurance plans, subject in each case to the generally applicable terms and conditions of the plan. In addition, during your employment as the Company’s Chief Executive Officer, you will be entitled to four weeks of paid vacation per year, notwithstanding the Company’s vacation policy as in effect from time to time.

(a) Relocation Benefits. In order to assist you in relocating to the San Francisco Bay Area, the Company will pay you a housing and relocation allowance of $15,000 per month. This amount will be paid in accordance with the Company’s standard payroll

Mr. Cary Vance

April 24, 2014

schedule for the first 12 months of your employment. Should you voluntarily resign from the Company within twelve months of your employment start date, all payments made to you under this Section 3(a) and all payments pursuant to Section 3(b) below, shall be immediately repaid by you to the Company. Furthermore, should you voluntarily resign during the following twelve month period (i.e., after you have completed one-year of service), 50% of the payments made to you under this Section 3(a) and pursuant to Section 3(b) below, shall be immediately repaid to the Company. In addition, the Company will provide you and your family a two-day orientation to the San Francisco Bay Area by a relocation services company chosen by the Company.

(b) Primary Residence Loss Protection. The Company will pay you an amount up to $100,000 for the actual loss, if any, you incur on the sale of your current primary residence during the first 12 months of your employment, with such loss calculated as your sales price less your original purchase price, without taking into account commissions, closing costs and all other similar fees and expenses; provided, that you furnish the Company with applicable documentation evidencing such loss in a form acceptable to the Company within 30 days after the sale. Any such payment will be paid in accordance with the Company’s generally applicable policies relating to reimbursements and shall be paid within 60 days after the sale; provided, that, if the sale occurs during the last 60 days of 2014, the reimbursement shall be paid in 2015.

4. Equity Awards.

(a) Stock Option. On your first day of employment with the Company, you will be granted an option to purchase shares of the Company’s Common Stock having an aggregate Black-Scholes value of approximately $950,000 (the “Option”). The exercise price per share of the Option will be equal to the fair market value of the Company’s common stock on the date the Option is granted. You will vest in 25% of the Option shares after 12 months of continuous employment, and the balance will vest in equal monthly installments over the next 36 months of continuous employment, as described in the applicable Stock Option Agreement. The Company intends to grant the Option as an “inducement grant” (within the meaning of Nasdaq Marketplace Rule 5635(c)(4), the “Inducement Grant Rules”). While the Option will be granted outside of the Company’s 2006 Equity Incentive Plan (the “Plan”), the other terms and conditions applicable to the Option will be consistent with those applicable to options granted under the Plan, as described in the applicable Stock Option Agreement.

(b) Restricted Stock Units. On or within 90 days of your first day of employment with the Company, you will be granted restricted stock units representing a number of shares of the Company’s common stock equal to $570,000 divided by the average closing price of the Company’s common stock during the month of April 2014. Provided that you remain continuously employed by the Company through each vesting date, you will vest in 25% of the restricted stock units on June 1, 2015 and an additional 6.25% of the restricted stock units will vest on each Company vesting date thereafter (i.e., March 1st, June 1st, September 1st and December 1st), as described in the applicable Restricted Stock Unit Agreement. The Company intends to grant the restricted stock units as an “inducement grant” within the Inducement Grant Rules. While the award will be granted outside of the Plan, the other terms and conditions applicable to the award will be consistent with those applicable to awards of restricted stock units granted under the Plan, as described in the applicable Restricted Stock Unit Agreement.

Mr. Cary Vance

April 24, 2014

(c) Performance Stock Units. On or within 90 days of your first day of employment with the Company, you will be granted performance stock units representing a number of shares of the Company’s common stock equal to $380,000 divided by the average closing price of the Company’s common stock during the month of April 2014 (the “On-Target PSUs”). As described in the applicable Performance Stock Unit Agreement, vesting of the performance stock units will be based on the achievement of both the Company’s fiscal year 2015 revenue target (the “Performance Condition”) and your continued employment through the applicable vesting dates. Specifically, on the date the Board determines whether and to what extent the Performance Condition is satisfied, 50% of the earned units will vest, and the remaining 50% of such earned units will vest on the third anniversary of the date your employment commences (provided you remain in continuous employment through each such date). The Company intends to grant the performance stock units as an “inducement grant” within the Inducement Grant Rules. While the award will be granted outside of the Plan, the other terms and conditions applicable to the award will be consistent with those applicable to awards of performance stock units granted under the Plan, as described in the applicable Performance Stock Unit Agreement. In addition to the On-Target PSUs, you will be granted additional restricted stock units equal to 50% of the On-Target PSUs that you will be eligible to vest in if the Performance Condition is exceeded and your employment continues through the applicable vesting dates, as further described in the applicable Performance Stock Unit Agreement.

5. Severance Benefits. The Company will offer you the opportunity to enter into a Retention Agreement in the form attached hereto as Exhibit A.

6. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

7. Legal Fees. The Company will also reimburse you for up to $5,000 of reasonable legal fees incurred by you with respect to your negotiation of this letter agreement, upon presentation of appropriate supporting documentation.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Mr. Cary Vance

April 24, 2014

9. Tax Matters.

(a) Withholding. All forms of compensation and other payments and benefits referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation. Notwithstanding anything to the contrary in this letter agreement, in the event the Company becomes required to make the reimbursement payment described in Section 3(b) and such payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended, such payment shall be made, in any event, in 2015.

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A and Exhibit B constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

* * * * *

Mr. Cary Vance

April 24, 2014

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Retention Agreement and Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on May 5, 2014. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before May 23, 2014.

Very truly yours,

HANSEN MEDICAL, INC.

/s/ Michael L. Eagle
By:	Michael L. Eagle
Chairman of the Board of Directors

I have read and accept this employment offer:

/s/ Cary Vance
Signature of Cary Vance

Dated:	April 25, 2014

Attachment

Exhibit A:	Retention Agreement

Exhibit B:	Proprietary Information and Inventions Agreement

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is entered into as of April 25, 2014 (the “Effective Date”), by and between Cary Vance (the “Executive”) and Hansen Medical, Inc. (the “Corporation”).

AGREEMENT

In consideration of the promises and mutual covenants set forth herein, the parties hereby agree as follows:

1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms shall have the meanings set forth herein:

(a) “Board” shall mean the Board of Directors of the Corporation.

(b) “Cause” shall mean any of the following: (i) an intentional unauthorized use or disclosure of the Corporation’s confidential information or trade secrets, which use or disclosure causes material harm to the Corporation, (ii) a material breach of any agreement between Executive and the Corporation, (iii) a material failure to comply with the Corporation’s written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) gross negligence or willful misconduct or (vi) a continued failure to perform assigned duties after receiving written notification of such failure from the Board. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination and copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of those members of the Board who are not then employees of the Corporation at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of the conduct set forth in the first sentence of this Section 1(b) and specifying the particulars thereof in detail.

(c) “Change in Control” means the occurrence of any of the following events:

(i) a transaction or series of transactions (other than an offering of the Corporation’s Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons”, as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Corporation, any of its subsidiaries, an employee benefit plan maintained by the Corporation or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation possessing more than 50% of the total combined voting power of the Corporation’s securities outstanding immediately after such acquisition; or

(ii) During any period of two consecutive years , individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Corporation to effect a transaction described in Section 1(c)(i) or Section 1(c)(iii)) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) The consummation by the Corporation (whether directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Corporation’s assets in any single transaction or series of related transactions, in each case, other than a transaction:

(A) Which results in the Corporation’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Corporation or the person that, as a result of the transaction, controls, directly or indirectly, the Corporation or owns, directly or indirectly, all or substantially all of the Corporation’s assets or otherwise succeeds to the business of the Corporation (the Corporation or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(c)(iii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Corporation prior to the consummation of the transaction.

(d) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e) “COBRA Coverage” shall mean the coverage under the Corporation’s medical, dental and/or vision benefit plans that Executive and/or Executive’s eligible dependents participates following a termination of employment pursuant to COBRA.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Covered Termination” shall mean (i) an Involuntary Termination Without Cause or (ii) a voluntary termination of employment by Executive for Good Reason, provided that in either case, the termination constitutes a Separation from Service.

(h) “Date of Termination” shall mean (i) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated for any reason other than death, the date specified in the Notice of Termination.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Good Reason” shall mean Executive’s resignation due to any of the following events which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material diminution of Executive’s base salary, other than in connection with an across-the-board reduction in the compensation of the Company’s senior management that does not disproportionately affect Executive, (ii) a material diminution of Executive’s authority, duties or responsibilities, (iii) a requirement to report to anyone other than the Board except for a requirement to report to the Chief Executive Officer of a successor to the Corporation as a result of Executive’s position as an officer of a subsidiary or division of a successor following a Change in Control, (iv) a material change in the geographic location at which Executive must perform services for the Corporation, or (v) any other action or inaction of the Corporation that constitutes a material breach of this Agreement or the letter agreement setting forth the terms and conditions of Executive’s employment with the Corporation and entered into by and between Executive and the Corporation as of the Effective Date (each of (i), (ii), (iii), (iv) and (v) a “Good Reason Condition”). In order for Executive to resign for Good Reason, Executive must provide written notice to the Corporation of the existence of the Good Reason Condition within 90 days of the initial existence of such Good Reason Condition. Upon receipt of such notice of the Good Reason Condition, the Corporation will be provided with a period of 30 days during which it may remedy the Good Reason Condition and not be required to provide for the payments and benefits described herein as a result of such proposed resignation due to the Good Reason Condition specified in the Notice of Termination. If the Good Reason Condition is not remedied within the period specified in the preceding sentence, Executive may resign based on the Good Reason Condition specified in the Notice of Termination effective no later than 180 days following the initial existence of such Good Reason Condition.

(k) “Involuntary Termination Without Cause” shall mean termination of Executive’s employment by the Corporation other than for Cause. For purposes of this Agreement, an Involuntary Termination Without Cause shall only include a termination by the Corporation where the Executive was willing and able to continue performing services within the meaning of Treasury Regulation Section 1.409A-1(n)(1).

(l) “Notice of Termination” shall mean a notice from Executive or the Corporation to the other party regarding the intent to terminate Executive’s employment. To the extent applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(m) “Release” shall mean a release by Executive of all claims arising out of Executive’s employment with the Corporation or the termination thereof, in a form reasonably acceptable to the Corporation.

(n) “Separation from Service” means Executive’s termination of employment or service which constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

2. Notice.

(a) Notice of Termination. Any termination of Executive’s employment by the Corporation or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 2(b) and shall set forth the Date of Termination, which shall not be earlier than the date on which the Notice of Termination is provided.

(b) Manner of Notice. For purposes of this Agreement, a Notice of Termination, as well as other notices and communications provided for in this Agreement, shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Corporation at its principal office or to Executive at the address in the Corporation’s payroll records, provided that all notices to the Corporation shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

3. Compensation upon Certain Terminations.

(a) Termination for Any Reason. Upon Executive’s termination of employment with the Corporation for any reason, Executive shall be paid all amounts earned or accrued but unpaid as of the Executive’s termination of employment, including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Corporation during the period ending on the Date of Termination, (iii) pay for unused vacation time, (iv) any bonuses and incentive compensation earned through the Date of Termination, and (v) reimbursement for any unused amounts deposited in the Corporation’s ESPP.

(b) Covered Termination More Than Three Months Prior to a Change in Control or More Than Twelve Months After a Change in Control. If Executive’s employment with the Corporation is terminated due to a Covered Termination which occurs more than three (3) months prior to a Change in Control or more than twelve (12) months following a Change in Control, and Executive satisfies the conditions described in Section 3(d) below, then Executive shall be entitled to the following severance benefits:

(i) Severance Payment. Executive shall be entitled to a lump-sum severance payment equal to twelve (12) months’ worth of the Executive’s then-current annual base salary compensation (measured as of the Date of Termination), which shall be paid on the 60th day after Executive’s Date of Termination.

(ii) Bonus Payment. Executive shall be entitled to a lump-sum payment equal to the incentive bonus that Executive would have earned for the fiscal year prior to the Date of Termination (to the extent that such incentive bonus has not been paid as of the Termination Date) had Executive been employed on the payment date of such bonus, paid no later than March 15th of the year in which the Date of Termination occurs.

(iii) Continued Benefits. The Corporation shall pay COBRA Coverage for Executive and Executive’s dependents for the period beginning on the Date of Termination and extending through the earlier of either (A) the date that the Company has paid twelve (12) months of COBRA premiums, or (B) the first day of Executive’s eligibility to participate in a comparable group health plan maintained by a subsequent employer.

(c) Covered Termination Within Three Months Prior to or Twelve Months After a Change in Control. If Executive’s employment with the Corporation is terminated due to a Covered Termination which occurs within three (3) months prior to, or twelve (12) months following, a Change in Control, and Executive satisfies the conditions described in Section 3(d) below, then Executive shall be entitled to the following severance benefits:

(i) Acceleration of Equity Awards. Executive shall become vested with respect to one hundred percent (100%) of the unvested portion of any options to purchase the Corporation’s capital stock that Executive then holds and the restrictions with respect to one hundred percent (100%) of any restricted stock, restricted stock unit or other equity award with regard to the Corporation’s capital stock that Executive then holds shall immediately lapse.

(ii) Severance Payment. Executive shall be entitled to a lump-sum severance payment equal to twelve (12) months’ worth of the Executive’s then-current annual base salary compensation (measured as of the Date of Termination), which shall be paid on the 60th day after Executive’s Date of Termination.

(iii) Bonus Payment. Executive shall be entitled to a lump-sum payment equal to the incentive bonus that Executive would have earned for the fiscal year prior to the Date of Termination (to the extent that such incentive bonus has not been paid as of the Termination Date) had Executive been employed on the payment date of such bonus, paid no later than March 15th of the year in which the Date of Termination occurs.

(iv) Continued Benefits. The Corporation shall pay COBRA Coverage for Executive and Executive’s dependents for the period beginning on the Date of Termination and extending through the earlier of either (A) the date that the Company has paid twelve (12) months of COBRA premiums, or (B) the first day of Executive’s eligibility to participate in a comparable group health plan maintained by a subsequent employer.

(d) Preconditions to Severance Benefits. As a condition to Executive’s receipt of any benefits described in this Section 3 (other than in Section 3(a)), Executive shall be required (i) if requested by the Board, to resign immediately as a member of the Board and as a member of the Boards of Directors of all subsidiaries of the Company, and (ii) to execute a Release within fifty (50) days following the Date of Termination and not revoke such Release within any period permitted under applicable law. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution but shall exclude any continuing obligations the Corporation may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment.

4. Section 409A. For purposes of Code Section 409A, each payment provided for hereunder is hereby designated as a separate payment, including each payment made pursuant to a schedule of installment payments which shall be treated as a right to receive a series of separate payments. Notwithstanding anything stated herein to the contrary, each of the payments provided in connection with Executive’s Separation from Service (other than COBRA payments) is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) or Treasury Regulation Section 1.409A-1(b)(9)(iii), as applicable. To the extent that any payment is exempt pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), it will in any event be paid no later than the last day of Executive’s second taxable year following the taxable year in which Executive’s Separation from Service has occurred. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Corporation at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

5. Excise Tax Limitation.

(a) Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided by this Agreement, together with all other payments and the value of any benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. The Corporation shall reduce or eliminate the Payments by first reducing or eliminating cash payments and then by reducing those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).

(b) Unless the Corporation and Executive otherwise agree in writing, an initial determination as to whether the Payments shall be reduced and the amount of such reduction shall be made, at the Corporation’s expense, by the accounting firm that is the Corporation’s independent accounting firm as of the date of the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Corporation and Executive within twenty (20) days of the Date of Termination if applicable, or such other time as requested by the Corporation or by Executive (provided Executive reasonably believes that Executive will receive Payments which may be subject to the Excise Tax), and if the Accounting Firm determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Corporation and Executive.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive either will be greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitation contained in Section 5(a).

(i) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Corporation on demand (but not less than ten (10) days after written notice is received by Executive) together with interest on the Excess Payment at the “Applicable Federal Rate” (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment.

(ii) In the event that it is determined by (A) the Accounting Firm, the Corporation (which shall include the position taken by the Corporation, or together with its consolidated group, on its federal income tax return) or the IRS, (B) pursuant to a determination by a court, or (C) upon the resolution to Executive’s satisfaction of the Dispute that an Underpayment has occurred, the Corporation shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

6. Successors; Binding Agreement.

(a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Corporation” as used herein shall mean the Corporation as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators,

successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

7. Miscellaneous.

(a) Modification or Amendment. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by Executive and an authorized officer of the Corporation as may be specifically designated by the Board or a committee thereof.

(b) Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Corporation and is the complete, final and exclusive embodiment of their agreement with regard to this subject matter, and this Agreement shall supersede any prior or contemporaneous written or oral agreements regarding this subject matter. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(d) Non-Exclusivity of Rights. Notwithstanding Section 7(c), nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Corporation (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Corporation (except for any severance, termination or other agreement regarding the subject matter of this Agreement). Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Corporation shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

(f) Statutory References. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.

(g) Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

(h) Section Headings. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

(i) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8. Arbitration. The parties hereby agree that any and all claims or controversies regarding this Agreement shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California conducted before a single arbitrator by Judicial Arbitration and Mediation Services/Endispute (“JAMS”) or its successor, under the then applicable JAMS rules. By agreeing to this arbitration procedure, both parties waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Corporation shall pay all of JAMS’ arbitration fees. Nothing in this Agreement shall prevent either party from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

9. Fees and Expenses. In connection with a Covered Termination which occurs within twelve (12) months after a Change in Control, the Corporation shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Executive as they become due as a result of (a) Executive seeking to obtain or enforce any right or benefit provided by this Agreement (including, but not limited to, any such fees and expenses incurred in connection with the Dispute whether as a result of any applicable government taxing authority proceeding, audit or otherwise), and (b) Executive’s hearing before the Board as contemplated in Section 1(b) of this Agreement. To the extent that any reimbursements payable to Executive pursuant to this Section 9 are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the cost was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Section 9 will not be subject to liquidation or exchange for another benefit.

10. Settlement of Claims. The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against Executive or others.

11. At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Corporation, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Corporation.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ Cary Vance
Cary Vance

HANSEN MEDICAL, INC.

/s/ Michael L. Eagle
By:	Michael L. Eagle
Chairman of the Board of Directors

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that HANSEN MEDICAL, INC., a Delaware corporation (the “Company”) and I have had since the commencement of my employment with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2. Company shall own, and I shall assign, convey and transfer and do hereby assign, convey and transfer to Company all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”). I will promptly disclose all Inventions to Company. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. Unless excluded by Section 2870 and disclosed in writing in advance, I further agree that I will not file, cause or allow to be filed any application for patent rights involving or disclosing any of the subject matter of my work for Company, or any related subject matter, during the time of my employment with Company, or for a period of one year after my employment ends for any reason.

If anything created by me prior to my employment relates to Company’s actual or proposed business, I have listed it on Appendix B in a manner that does not violate any third party rights. Without limiting the other paragraphs of this Agreement or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own (except pursuant to this paragraph 2) or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

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3. To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4. I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5. Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment).

6. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7. I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8. I agree that my obligations under paragraphs 2, 3, 4 and 5 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, it subsidiaries, successors and assigns.

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9. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

[Remainder of Page Intentionally Left Blank]

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

April 25, 2014	Employee

Signature: /s/ Cary G. Vance

Name (Printed): Cary G. Vance
Accepted and Agreed to: Hansen Medical, Inc.

By:	/s/ Michael L. Eagle

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APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B

PRIOR MATTER